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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. ________)

                Filed by the Registrant / /
                Filed by a Party other than the Registrant / /

                Check the appropriate box:
                  / /  Preliminary Proxy Statement
                  / /  Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                  /X/  Definitive Proxy Statement
                  / /  Definitive Additional Materials
                  / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
                       Section 240.14a-12

                             WALL DATA INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

        /X/  No fee required
        / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


                           CALCULATION OF FILING FEE

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                                                       PER UNIT PRICE OR OTHER UNDERLYING
                                                        VALUE OF TRANSACTION COMPUTED
                             AGGREGATE NUMBER          PURSUANT TO EXCHANGE ACT RULE 0-11          PROPOSED
TITLE OF EACH CLASS OF        OF SECURITIES TO         (SET FORTH THE AMOUNT ON WHICH THE           MAXIMUM
 SECURITIES TO WHICH          WHICH TRANSACTION       FILING FEE IS CALCULATED AND STATE HOW     AGGREGATE VALUE     TOTAL FEE
 TRANSACTION APPLIES:             APPLIES:                 IT WAS DETERMINED):                   OF TRANSACTION:       PAID
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




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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:                         Filing Party:
                       -----------------------                -----------------

Form, Schedule or
Registration Statement no.:                     Date Filed:
                            ------------------                -----------------

===============================================================================

                                 WALL DATA LOGO

                                                                  April 16, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Wall Data Incorporated (the "Annual Meeting") to be held at 10:00 a.m. on Thursday, May 29, 1997, at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004.

     At the Annual Meeting, the shareholders will be asked to elect three Directors and increase the number of shares authorized under the Wall Data Employee Stock Purchase Plan. The accompanying Notice of 1997 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that shareholders vote for the election of the nominated Directors and for the amendment to the Employee Stock Purchase Plan.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /S/ JAMES SIMPSON
                                          JAMES SIMPSON
                                          Chairman of the Board and
                                          Chief Executive Officer

                                   IMPORTANT

     A proxy card is enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                    IT IS IMPORTANT THAT YOUR STOCK BE VOTED

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 29, 1997
To the Shareholder:

     The 1997 Annual Meeting of Shareholders of Wall Data Incorporated (the "Annual Meeting") will be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004, on Thursday, May 29, 1997, at 10:00 a.m., for the following purposes:

     1. To elect three Directors to hold office until the third annual meeting of shareholders following their election or until their respective successors are elected and qualified;

     2. To approve an amendment increasing by 250,000 the number of shares of Common Stock reserved for issuance under the Wall Data Employee Stock Purchase Plan; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed March 31, 1997 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. SHAREHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors

                                          /S/ ALEXANDRA A. BROOKSHIRE
                                          ALEXANDRA A. BROOKSHIRE
                                          Vice President and Secretary

Kirkland, Washington
April 16, 1997

                             WALL DATA INCORPORATED

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 29, 1997

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Wall Data Incorporated, a Washington corporation ("Wall Data" or the "Company"), for use at the Annual Meeting of Shareholders of Wall Data (the "Annual Meeting") to be held at 10:00 a.m. on Thursday, May 29, 1997, at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004, and at any adjournment or postponement thereof.

     Wall Data's principal executive offices are located at 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931.

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of Wall Data on or about April 16, 1997.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of Wall Data's common stock, no par value (the "Common Stock"), at the close of business on March 31, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had 9,179,398 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of Directors. Under applicable law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting: (i) the three nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the shares present in person or represented by proxy shall be elected Directors and
(ii) the proposed amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") will be approved if a majority of the shares present in person or represented by proxy vote in favor of the proposal. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. In the election of Directors, any action other than a vote for the nominee will have the practical effect of voting against the nominee. With respect to the proposal to amend the Purchase Plan, abstentions will have the practical effect of voting against the proposal, and broker nonvotes will have no effect on the outcome other than to reduce the number of "FOR" votes necessary to approve the proposal.

PROXY VOTING

     Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, will be voted (i) "FOR" the election of the nominees to the Board of Directors named on the following page and (ii) "FOR" the amendment to the Purchase Plan. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and electing to vote in person.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors constituting the Board at eight. Directors generally are elected for three-year terms, and the Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. Five of the Directors are serving terms that continue beyond the 1997 Annual Meeting. Of the continuing Directors, three are serving terms that will not expire until the 1998 Annual Meeting of Shareholders and two are serving terms that will not expire until the 1999 Annual Meeting of Shareholders. At the Annual Meeting, three Directors will be elected to hold office until the 2000 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

     The Board of Directors, based on the recommendation of its Nominating Committee, has proposed that the following nominees be elected at the Annual
Meeting: John R. Wall, Robert J. Frankenberg and Jeffrey A. Heimbuck. Messrs. Wall, Frankenberg and Heimbuck will be elected for a three-year term. Unless otherwise instructed, it is the intention of the persons named on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the three nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

NOMINEES FOR THE BOARD OF DIRECTORS

     Biographical information regarding each of the nominees for the Board of Directors is set forth below:

     John R. Wall, age 39, has been a Director of the Company since May 1994 and President of the Company since May 1996. Mr. Wall is the founder of the Company, was its Executive Vice President from June 1991 to May 1996 and served as Secretary from January 1993 to May 1994. Mr. Wall was a Director of the Company from its inception until May 1991 and Chairman of the Board of Directors from 1985 to 1991. He has been the Company's chief technologist and an officer of the Company since its inception, serving as President from 1982 until 1985 and Vice President, Research and Development from 1985 to 1991. Mr. Wall served as chairman of the Washington Software Association from January 1994 through December 1995 and is a former co-chair of the Washington Software Association Education Committee. Mr. Wall also serves as a founding Trustee of the Washington Software Foundation.

     Robert J. Frankenberg, age 49, has been a Director of the Company since December 1996. Mr. Frankenberg was Chief Executive Officer and President of Novell, Inc. from April 1994 to August 1996, and Chairman of the Board of Novell, Inc. from August 1994 to August 1996. From February 1991 to April 1994 he was Vice President, General Manager of Hewlett-Packard Company's ("H-P") Personal Information Products Group. Prior to February 1991 he led H-P's Information Networks Group and Information Systems Group. Mr. Frankenberg currently serves on the Board of Directors of America Online Inc., Caere Corporation, Daw Technologies, Electroglas, and Secure Computing Corporation. Mr. Frankenberg also serves on the advisory boards of the Sundance Film Festival and Utah Valley State College, as well as the Board of Trustees of Westminster College.

     Jeffrey A. Heimbuck, age 50, has been a Director of the Company since December 1996. From July 1992 through July 1996, Mr. Heimbuck was President and Chief Executive Officer of Inmac Corporation, a catalog marketer of personal computer products and accessories. Prior to Inmac Corporation, he was President of Quantum Commercial Products, a division of Quantum Corporation, manufacturer of Winchester disk drives.

CONTINUING DIRECTORS UNTIL 1998

     David F. Millet, age 52, has been a Director of the Company since October 1992. Since 1993, he has served as President of Chatham Venture Corporation, a private investment firm, and from 1988 to 1993, he was a Vice President of Chatham Venture Corporation. He is also a director of Thomas Emery & Sons, LLC, a private investment company, and Chairman and Chief Executive Officer of Holographix, Inc., a manufac-turer of holographic optical components and systems. Mr. Millet is also a director of View Tech, Inc., Natural MicroSystems, Inc. and Mohawk Metal Products, and a general partner of Gateway Partners, L.P.

     Steve Sarich, Jr., age 76, has been a Director of the Company since June 1991. He has been President of 321 Investment Co., a venture capital company, since 1980 and President of C.S.S. Management Co., a management company, since 1986. Mr. Sarich is also a director of Back Technologies, Inc., Cyclops Medical, Inc., Flo Scan Instrument Company, Omega Environmental Inc. and Multiple Zones International.

     Bettie A. Steiger, age 63, has been a Director of the Company since May 1995. Since June 1988, Ms. Steiger has served in various capacities with Xerox Corporation ("Xerox"). She has been a Principal for Xerox's Market and Technology Innovation Group ("MTI") since June 1992; MTI sponsors new business initiatives for Xerox based on emerging technologies invented at Xerox. From December 1990 to June 1992, Ms. Steiger was Worldwide Marketing Resident at the Palo Alto Research Center. Formerly, Ms. Steiger was Vice President, Videotex, of the Gartner Group and the Executive Director of the Association of Information and Image Management. She is a founding member of Source Telecomputing Corporation ("The Source"). Ms. Steiger is also a director of Alumnae Resources, the International School of Information Management, the Washington State University President's Foundation and Women's Forum West.

CONTINUING DIRECTORS UNTIL 1999

     James Simpson, age 59, has been a Director of the Company since 1988, Chairman of the Board of Directors since December 1992 and Chief Executive Officer since 1988. From 1988 to May 1996, Mr. Simpson was President of the Company. From 1988 to October 1990, Mr. Simpson served as a consultant to the Company. From 1985 to 1988, Mr. Simpson was President and Chief Executive Officer of Qume Corporation, a computer peripherals company. He served as Chief Executive Officer of Durango Systems, Inc., a computer systems company, from 1982 to 1985. During the 11 years prior to joining Durango Systems, Inc., Mr. Simpson held various management positions with Memorex Corporation, a computer peripherals and media products company, in the United States, the United Kingdom and Belgium. He also served as President of the Storage Systems Group, at that time the largest business unit of Memorex Corporation, from 1979 to 1981.

     Henry N. Lewis, age 58, has been a Director of the Company since January 1993 and a director of the Company's United Kingdom subsidiary, Wall Data (U.K.) Ltd., since its inception in 1990. Since 1976, Mr. Lewis has been a Managing Director and a principal in Computer Ventures Group Limited, a London-based investment company investing primarily in the computer industry. Mr. Lewis is also a director of Action Computer Supplies Limited, Action Computer Supplies Holdings, p.l.c., AES Limited, and ComputerCall Limited.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any fee for their services as Directors. Directors who are not employees of the Company are paid a $10,000 annual retainer plus $1,000 per meeting of the Board of Directors and are reimbursed for their expenses incurred in attending such meetings. Non-employee Directors who are members of a committee of the Board are paid $1,000 per committee meeting and are reimbursed for their expenses incurred in attending committee meetings that are not held on the same day as Board meetings.

     Non-employee Directors also receive stock option grants under the Company's 1993 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Each new non-employee Director upon election or appointment to the Board of Directors receives an initial option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual grant of options to purchase 2,500 shares of Common Stock at each annual meeting of shareholders at which he or she is reelected or continues as a Director at an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Options granted to non-employee Directors upon their initial appointment or election will become fully vested and exercisable four years from the date of grant, with 25% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and 2.0833% becoming fully vested and exercisable each month thereafter. The annual options granted as of each annual meeting of shareholders (including the 1997 Annual Meeting) will vest and become exercisable upon the date of the next annual meeting of shareholders.

     During 1996, the Company paid $23,400 to Henry N. Lewis in connection with services that he provided to the Company and its United Kingdom subsidiary from time to time.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1996, there were seven meetings of the Board of Directors. All Directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members, except that Mr. Frankenberg was unable to attend the Board of Directors meeting held after his appointment.

     The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized below.

     Audit Committee. The Audit Committee reviews the scope and results of the annual independent audit of the Company's books and records and reviews the Company's finance and accounting policies. The members of this committee are Mr. Lewis and Mr. Millet. The Audit Committee met four times in 1996.

     Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees of the Company. This committee also administers certain of the Company's incentive compensation plans and recommends the establishment of policies relating to such plans. The members of this committee are Mr. Millet, Mr. Sarich and Ms. Steiger. The Compensation Committee met six times in 1996.

     Nominating Committee. The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and nominees for Director. The members of this committee are Mr. Simpson, Mr. Lewis and Ms. Steiger. The Nominating Committee met six times in 1996.

BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1997 by (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group.

                                                          OUTSTANDING
                                                           SHARES OF
                                                          COMMON STOCK
                      BENEFICIAL OWNER                 BENEFICIALLY OWNED     PERCENT OF CLASS
        ---------------------------------------------  ------------------     ----------------
        State of Wisconsin Investment Board(1).......         867,000                9.5%
          P.O. Box 7842
          Madison, WI 53707
        George B. Bjorman & Associates...............         632,868                6.9%
          George Andrew Bjorman and Owen Thomas Barry
          III(2)
          10100 Santa Monica Boulevard
          Los Angeles, CA 90067
        Putnam Investments, Inc......................         484,500                5.3%
          Putnam Investment Management, Inc. and The
          Putnam Advisory Company, Inc.(3)
          One Post Office Square
          Boston, MA 02109
        Robert J. Frankenberg........................               0                  --
        Jeffrey A. Heimbuck..........................               0                  --
        Henry N. Lewis(4)............................          46,584                   *
        David F. Millet(5)...........................           6,250                   *
        Steve Sarich, Jr.(6).........................         177,174                1.9%
        James Simpson(7).............................         480,250                5.1%
        Bettie A. Steiger(8).........................           2,395                   *
        John R. Wall(9)..............................         403,737                4.3%
        Kevin B. Vitale(10)..........................          21,276                   *
        Alexandra A. Brookshire(11)..................          13,811                   *
        Richard Van Hoesen...........................               0                  --
        Richard A. Doerr.............................               0                  --
        All Directors and executive officers as a
          group (11 persons)(12).....................       1,151,477               11.8%

---------------

  *  Represents less than 1%.

 (1) Based on publicly available information as of December 31, 1996.

 (2) Based on publicly available information as of December 31, 1996. George B. Bjorman & Associates, George Andrew Bjorman and Owen Thomas Barry III share voting and dispositive power of the 632,868 shares reported and are beneficial owners of those shares.

 (3) Based on publicly available information as of December 31, 1996. Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. share dispositive power of the 484,500 shares reported and are beneficial owners of those shares. Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share voting power as to 256,000 of the 484,500 shares.

 (4) Includes 40,334 shares of Common Stock held of record by ComputerCall Limited, a substantial majority of the capital stock of which is owned by Mr. Lewis and members of his family. Also includes options for 6,250 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

 (5) Represents options for 6,250 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

 (6) Includes options for 6,250 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

 (7) Includes options for 309,900 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

 (8) Represents options for 2,395 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

 (9) Includes options for 240,000 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

(10) Represents options for 21,276 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

(11) Includes options for 12,811 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

(12) Includes options for 605,132 shares of Common Stock that are exercisable within 60 days of March 1, 1997.

EXECUTIVE COMPENSATION

  Compensation Summary

     The following table sets forth for each of the last three completed fiscal years the compensation received by (i) the Company's Chief Executive Officer,
(ii) the Company's four other most highly compensated executive officers based on salary and bonus for the year ended December 31, 1996, and (iii) Mr. Doerr, who would have been among the most highly compensated executive officers but for the fact that he was no longer serving as an executive officer on December 31, 1996 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                       ANNUAL COMPENSATION      ------------
                                                      ---------------------      SECURITIES       ALL OTHER
                 NAME AND                              SALARY       BONUS        UNDERLYING      COMPENSATION
            PRINCIPAL POSITION               YEAR       ($)         ($)(1)       OPTIONS(#)         ($)(2)
-------------------------------------------  ----     --------     --------     ------------     ------------
James Simpson..............................  1996     $300,000     $100,000        100,000(3)       $1,350
Chief Executive Officer                      1995      300,000       75,000        -0-               1,350
                                             1994      300,000      200,000         25,000           1,406

John R. Wall...............................  1996      193,750       55,000         52,500(3)          198
President                                    1995      171,250       40,000        -0-                 198
                                             1994      152,500      100,000         12,500             195

Kevin B. Vitale............................  1996      175,000       55,000         30,000             198
Executive Vice President                     1995      140,000       40,000         31,500(4)          190
                                             1994      121,250       70,000        -0-                 169

Alexandra A. Brookshire....................  1996      146,250       40,000          7,500             306
Vice President, General                      1995      131,250       32,500         25,000(6)          283
Counsel and Secretary (5)                    1994       84,154       45,000         25,000          -0-

Richard Van Hoesen.........................  1996      108,815       30,000         75,000             194
Vice President and Chief Financial Officer
  (7)

Richard A. Doerr...........................  1996      138,542       45,280        -0-              65,178
Former Vice President, Worldwide Sales,      1995      120,032       39,725         50,000             540
Service and Distribution(8)

---------------

(1) For all officers except Mr. Doerr, such amounts represent payments under the Company's Management Incentive Plan, in which certain of the Company's officers and other employees participate. With respect to Mr. Doerr, in 1995, $10,000 represents payments under the Company's Management Incentive Plan and $29,725 represents sales incentive bonuses, and in 1996, the entire bonus amount represents sales incentive bonuses.

(2) For all officers except Mr. Doerr, amounts represent only group term life premiums paid by the Company. With respect to Mr. Doerr, in 1996, $58,333 represents a severance payment, $6,161 represents a payment for accrued vacation and $684 represents a group term life premium paid by the Company, and, in 1995, the entire amount represents a group term life premium paid by the Company.

(3) Options granted in 1996 include the repricing of options granted in 1994 that were canceled in connection with the repricing. See "--Option Repricing."

(4) Options granted in 1995 represent the repricing of options granted in 1993 that were canceled in connection with the repricing. See "--Option Repricing."

(5) Ms. Brookshire's employment with the Company commenced April 18, 1994.

(6) Options granted in 1995 represent the repricing of options granted in 1994 that were canceled in connection with the repricing. See "--Option Repricing."

(7) Mr. Van Hoesen's employment with the Company commenced May 20, 1996.

(8) Mr. Doerr's employment with the Company commenced March 24, 1995 and terminated on October 15, 1996.

  Option Grants in 1996

     The following table sets forth information concerning the grant of stock options during 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                           ---------------------------------------------------                   POTENTIAL REALIZABLE
                           NUMBER OF                                                               VALUE AT ASSUMED
                           SECURITIES     PERCENT OF                    FAIR                    ANNUAL RATES OF STOCK
                           UNDERLYING    TOTAL OPTIONS                 MARKET                   PRICE APPRECIATION FOR
                            OPTIONS       GRANTED TO      EXERCISE    VALUE ON                    OPTION TERM(2)(3)
                            GRANTED      EMPLOYEES IN      PRICE      DATE OF     EXPIRATION    ----------------------
          NAME                (#)         FISCAL YEAR      ($/SH)      GRANT         DATE        5%($)        10%($)
-------------------------  ----------    -------------    --------    --------    ----------    --------    ----------
James Simpson(4).........    25,000            3.3%        $18.75      $14.63       1/23/06     $127,018    $  479,911
                             75,000           10.1%         15.38       15.38       4/17/06      725,430     1,838,382
John R. Wall(5)..........    12,500            1.7%         18.75       14.63       1/23/06       63,509       239,956
                             40,000            5.4%         15.38       15.38       4/17/06      386,896       980,470
Kevin B. Vitale..........    30,000            4.0%         15.38       15.38       4/17/06      290,172       735,353
Alexandra A.
  Brookshire.............     7,500            1.0%         15.38       15.38       4/17/06       72,543       183,838
Richard Van Hoesen.......    65,000            8.7%         20.88       20.88       5/20/06      853,536     2,163,027
                             10,000            1.3%          5.00       20.88       5/20/06      290,113       491,573
Richard A. Doerr.........    -0-                --             --          --            --           --            --

---------------
(1) Other than as described in footnotes (4) and (5) below, options become fully vested and exercisable four years from the date of grant, with 25% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and 2.0833% becoming fully vested and exercisable each month thereafter so long as employment with the Company continues. Upon the occurrence of certain business combination transactions, the exercisability of the options is accelerated. Options granted to Mr. Van Hoesen also contain a provision concerning a change in control. See "Employment Contracts and Termination of Employment and Change of Control Arrangements--Option Plans."

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission (the "SEC") and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Assumes all options are exercised at the end of their respective 10-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(3) The increase in the market value of the holdings of all of the Company's shareholders, over a 10-year period based on 9,132,980 shares of Common Stock outstanding as of December 31, 1996, at assumed annual rates of appreciation of 5% and 10% from a base price of $15.125 per share (the closing market price as of December 31, 1996), would be $86,873,191 and $220,153,722, respectively.

(4) The option for 25,000 shares represents the repricing of options granted in 1994 that were canceled in connection with the repricing. See "--Option Repricing." The option for 25,000 shares becomes fully vested and exercisable two years from the date of grant, with 40% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and the remainder becoming fully vested and exercisable on the second anniversary date of the grant. The option for 75,000 shares becomes fully vested and exercisable three years from the date of grant, with 33 1/3% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and 2.7775% becoming fully vested and exercisable each month thereafter.

(5) The option for 12,500 shares represents the repricing of options granted in 1994 that were canceled in connection with the repricing. See "--Option Repricing." The Option for 12,500 shares becomes fully vested and exercisable two years from the date of grant, with 40% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and the remainder becoming fully vested and exercisable on the second anniversary date of the grant.

  Option Exercises in 1996 and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during 1996 by the named executive officers, and their options outstanding at fiscal year-end.

     AGGREGATED OPTION EXERCISES IN 1996 AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                      OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON    VALUE             YEAR-END(#)              FISCAL YEAR-END($)(1)
                                 EXERCISE     REALIZED   ---------------------------   ---------------------------
             NAME                   (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
James Simpson.................      -0-          -0-       264,900        100,000      $ 3,954,957     $      --
John R. Wall..................      -0-          -0-       225,000         52,500        3,359,250            --
Kevin B. Vitale...............      -0-          -0-        11,152         50,348               --            --
Alexandra A. Brookshire.......      -0-          -0-         8,854         23,646               --            --
Richard Van Hoesen............      -0-          -0-            -0-        75,000               --       101,300
Richard A. Doerr..............      -0-          -0-        17,708             -0-              --            --

---------------
(1) Amounts equal the closing price of the Common Stock on December 31, 1996 ($15.13 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

  Option Repricing

     The following table sets forth information regarding any repricing of stock options held by any named executive officer during the period commencing March 15, 1993 (the date on which the Company became a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and ending December 31, 1996.

                                                                                                    LENGTH OF
                                                                                                    ORIGINAL
                                                                                                     OPTION
                                           NUMBER OF                                                  TERM
                                          SECURITIES    MARKET PRICE                      NEW       REMAINING
                                          UNDERLYING    OF STOCK AT    EXERCISE PRICE   EXERCISE     AT DATE
                                            OPTIONS       TIME OF        AT TIME OF      PRICE         OF
             NAME                DATE     REPRICED(#)   REPRICING($)    REPRICING($)     ($/SH)     REPRICING
------------------------------  -------   -----------   ------------   --------------   --------    ---------
James Simpson.................  1/23/96      25,000        $14.63          $34.25        $18.75(1)  8 years,
                                                                                                    10 months

John R. Wall..................  1/23/96      12,500         14.63           34.25         18.75(1)  8 years,
                                                                                                    10 months

Kevin B. Vitale...............   7/7/95      31,500         15.32           20.63         15.32(2)   8 years

Alexandra A. Brookshire.......  7/21/95      25,000         18.75           35.00         18.75(2)  8 years,
                                                                                                    9 months

Richard Van Hoesen............       --          --            --              --            --        --

Richard A. Doerr..............       --          --            --              --            --        --

---------------
(1) Options were granted with an exercise price equal to the fair market value on July 21, 1995 (the date of the repricing of Ms. Brookshire's option) based on the average of the high and low sales prices of the Common Stock as quoted on the Nasdaq National Market, which was higher than the fair market value on the date of grant.

(2) Options were granted with an exercise price equal to the fair market value on the grant date based on the average of the high and low sales prices of the Common Stock as quoted on the Nasdaq National Market.

  Report on Option Repricing

     In July 1995, the Compensation Committee of the Board of Directors approved a plan pursuant to which certain officers and employees were allowed to exchange options with exercise prices in excess of the then current fair market value for new options having exercise prices equal to the then current fair market value of the Common Stock. Certain employees and officers exchanged their options as of July 7, 1995, and Ms. Brookshire exchanged her options as of July 21, 1995. Recipients of the repriced options did not receive credit for vesting under the original options; instead, vesting of the repriced options began anew and the options generally vest over four years from the date of the repricing. Mr. Simpson and Mr. Wall did not participate in the July 1995 repricing exchange. After continued monitoring of the Company's operations, in January 1996, the Compensation Committee approved the exchange by Mr. Simpson and Mr. Wall of options for 25,000 and 12,500 shares, respectively, of Common Stock with exercise prices in excess of the then fair market value of the Common Stock for new options having exercise prices equal to the July 21, 1995 fair market value of the Common Stock, which was above the fair market value at the date of the repricing.

     Stock options are intended to provide incentives to the Company's officers and employees. The Compensation Committee believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate key employees who are critical to the Company's long-term success. The Compensation Committee further believes that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for the Common Stock did not provide meaningful incentives to the employees holding the options. A review of other companies in the software industry indicates that some of these companies have been confronted with this problem and have made similar adjustments in option prices to motivate their employees.

     The Compensation Committee approved the repricing of options as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward the Company's success. The adjustment was deemed by the Compensation Committee to be in the best interests of the Company and its shareholders.

                                          The Compensation Committee

                                          David F. Millet
                                          Steve Sarich, Jr.
                                          Bettie A. Steiger

  Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee, which is comprised of three non-employee Directors. The Compensation Committee works with management to develop compensation plans for the Company and is responsible for determining the compensation of each executive officer and recommending such compensation to the Board of Directors.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance, and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success. In establishing executive compensation, the Compensation Committee is guided by the following principles: (i) the total compensation for executive officers should be sufficiently competitive with the compensation paid by other high-growth companies in the software industry for officers in comparable positions so that the Company can attract and retain qualified executives and (ii) individual compensation should include components that reflect the financial performance of the Company and the performance of the individual.

     The compensation of the Company's executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, the Company's compensation program attempts to limit increases in salaries and favors bonuses based on operating profit and individual merit. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value through the Company's operating profit by conceiving, developing and positioning the best products in the Company's chosen markets.

     Compensation payments in excess of $1 million to the Chief Executive Officer or other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 1997 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company's 1993 Restated Stock Option Plan is designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     Base Salary. The Compensation Committee sets the base salary for executive officers by reviewing the salaries for comparable positions in high-growth companies in the Company's industry, the historical compensation levels of the Company's executives and the executive's individual performance in the preceding year (based on the factors discussed under "Merit Bonus Program" below). The Compensation Committee utilizes salary surveys for reference purposes, but its salary determinations are not subject to specific criteria. In addition, executive officers whose primary responsibilities are in the area of sales and marketing are entitled to receive commissions based primarily on the Company's revenues or a specific portion of those revenues. For 1995 and 1996, base salary for Mr. Wall also reflected the Company's obligations under his employment agreement. See "Employment Contracts and Termination of Employment and Change of Control Arrangements." In 1996, the base salaries of the executive officers as a group were increased, based in part on the individual contributions of the executives, at an average rate of approximately 11%.

     Merit Bonus Program. Each year the Compensation Committee adopts a management incentive plan that reflects the Compensation Committee's belief that a portion of each executive officer's and other manager-level participant's compensation should be tied to the achievement by the Company of its profit goals and by each executive officer of his or her individual objectives as determined by the Compensation Committee. The 1996 Management Incentive Plan (the "1996 Incentive Plan") set operating profit goals and a merit bonus pool based on the 1996 operating plan approved by the Board of Directors. Under the 1996 Incentive Plan, executive officers are entitled to receive a bonus of between 40 and 50% of base salary if the Company achieved its profit goals for 1996 and the individual executive met or exceeded his or her objectives. In addition, the 1996 Incentive Plan prescribed both an increase and a decrease in the merit bonus pool as a function of the Company's actual operating profit and the fulfillment of the specific management objectives for each executive. Performance goals for the executive officers are comprised of
(i) financial goals relating to Company revenues, operating profit, and other income statement and balance sheet items and (ii) qualitative goals relating to product development, quality and positioning. The Compensation Committee does not assign relative weights to these goals, but instead considers them on a subjective basis.

     At the end of 1996, the merit bonus pool was allocated to individual executives based on the executive's performance relative to his or her performance objectives. Based on the Company's 1996 operating profit, the bonus pool was funded for executive officers at approximately 29% of base salary. The executive officers received bonuses equal to approximately 30% of their base salaries. This higher rate reflects, in part, the exceptional performance of some individual executives under the 1996 Incentive Plan.

     Stock-Based Compensation. Awards of stock options under the Company's stock option plans are designed to more closely tie the long-term interests of the Company's executives with those of its shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company. Options generally have a four-year vesting period to encourage key employees to continue in the Company's employ. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. In 1996, a total of 75,000 options were granted to a new executive officer, a total of 152,500 were granted to existing executive officers as a group and other options were granted in connection with the repricing. See "--Option Repricing" and "--Report on Option Repricing."

     Chief Executive Officer Compensation. The compensation for the Company's Chief Executive Officer, Mr. Simpson, was determined based on the same policies and criteria as the compensation for the other executive officers. The Compensation Committee reviewed Mr. Simpson's annual base salary and did not increase it from its 1994 and 1995 level of $300,000. The Compensation Committee continued to utilize the 1996 Incentive Plan to tie Mr. Simpson's compensation to shareholder value by encouraging him to meet and exceed the goals set forth in the Company's operating profit plan. The Compensation Committee also took into consideration the factors considered for other executive officers, as discussed under "Merit Bonus Program" above, in awarding a bonus of 33% of base salary, or $100,000, for 1996. The Compensation Committee made two stock option grants to Mr. Simpson in 1996: a grant for 25,000 shares on January 23, 1996 representing the repricing of options granted to him in 1994 (as described in "--Report on Option Repricing") and a grant for 75,000 shares on April 17, 1996.

                                          The Compensation Committee

                                          David F. Millet
                                          Steve Sarich, Jr.
                                          Bettie A. Steiger

STOCK PRICE PERFORMANCE

     The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the Nasdaq Total U.S. Index and the Nasdaq Computer and Data Processing Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering on March 15, 1993 and ending on December 31, 1996. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

                               PERFORMANCE GRAPH
                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                     WALL DATA, NASDAQ TOTAL U.S. INDEX AND
                   NASDAQ COMPUTER AND DATA PROCESSING INDEX

                                      NASDAQ COMPUTER
        MEASUREMENT PERIOD               AND DATA        NASDAQ TOTAL U.S.
      (FISCAL YEAR COVERED)          PROCESSING INDEX          INDEX             WALL DATA
3/15/93                                    100                 100                 100
12/31/93                                   100                 112                 176
12/31/94                                   122                 109                 175
12/31/95                                   185                 155                  73
12/31/96                                   229                 190                  66

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Mr. Wall's Employment Agreement

     Mr. Wall had a two-year employment agreement with the Company that commenced November 4, 1994 and expired on November 4, 1996, which provided that he would be employed as the Company's Executive Vice President. In the event that the Company terminated Mr. Wall's employment without cause during the term of the agreement, Mr. Wall would have been entitled to receive (i) severance pay equal to the lesser of six months' annual base salary and the annual base salary Mr. Wall would have received if his employment had continued until the end of the term of the agreement and (ii) any unpaid annual base salary that had accrued as of the effective date of termination. In the event Mr. Wall would have terminated his employment for any reason or his employment would have been terminated by the Company for any reason within 180 days of a "change of control" (as defined in the agreement), Mr. Wall would have received severance pay in an amount equal to the total cash compensation paid to him during the 12 months immediately preceding such change of control, subject to reduction under certain circumstances.

  Option Plans

     Upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's shareholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, options granted under the 1983 and the 1993 Restated Stock Option Plans will terminate (with certain exceptions), but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

CERTAIN TRANSACTIONS

     The Company and its subsidiaries purchased certain software, supplies and services from Action Computer Supplies Limited ("Action Computer"), in which Henry N. Lewis and members of his family hold controlling interests. Payments in 1996 for such purchases aggregated approximately $123,200. The Company also sold certain software, supplies and services to Action Computer for payments in 1996 aggregating approximately $76,400. The Company believes that these purchases and sales were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the year ended December 31, 1996, its officers, Directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements, with the exception of Kevin B. Vitale, whose Form 5 for 1995 was inadvertently filed late due to an administrative error by the Company.

                   PROPOSAL 2: AMENDMENT OF THE PURCHASE PLAN

     General. The Purchase Plan was adopted by the Board of Directors and approved by the Company's shareholders in January 1993, and amendments to the Purchase Plan were adopted by the Board of Directors in March 1996 and approved by the Company's shareholders in May 1996. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company currently has reserved 150,000 shares of Common Stock for issuance under the Purchase Plan, of which 48,082 shares remain available.

     Proposed Amendment. The Board of Directors approved an amendment to the Purchase Plan to increase the number of shares of Common Stock authorized thereunder from 150,000 shares to 400,000 shares. The proposed amendment is intended to provide additional incentives to the Company's employees by reserving additional shares. The Company's shareholders are being asked to approve this amendment to the Purchase Plan.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

     Description of the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions ranging from 1% to 10% of the total of his or her base compensation, overtime, bonuses and commissions (except that a participant may elect to exclude the amount of any bonuses and commissions), at a price per share equal to the lesser of (i) 85% of the fair market value of the Common Stock as of the first business day of each six-month offering period under the Purchase Plan and
(ii) 85% of the fair market value of the Common Stock as of the last business day of each six-month offering period under the Purchase Plan. The administrator of the Purchase Plan may establish a different purchase price for any offering, which price may not be less than the price set forth in the preceding sentence. The offering periods commence on approximately February 16 and August 16 of each year, or the administrator of the Purchase Plan may establish a different term for one or more offerings and different beginning and ending dates for offerings. In 1996, 39,397 shares were purchased under the Purchase Plan, none of which were purchased by executive officers or Directors.

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to make and interpret all rules and requirements as it deems necessary to administer the Purchase Plan and has broad authority to amend such plan, except for certain amendments requiring shareholder approval.

     All regular-status employees of the Company and its subsidiaries who customarily work 20 or more hours per week and five or more months in any calendar year, and who have been employed by the Company for at least three months, are eligible to participate in the Purchase Plan. As of February 12, 1997, 699 of the Company's employees were eligible to participate in the Purchase Plan. A participant is not eligible to continue his or her participation in the Purchase Plan in the event such participant's employment is voluntarily or involuntarily terminated, or if such participant owns or will own, as a result of such participation, shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any related corporation. Non-employee Directors of the Company are not eligible to participate in the Purchase Plan.

     An eligible employee may elect to participate in the Purchase Plan only by means of payroll deductions. There will be consecutive six-month offerings under the Purchase Plan, on approximately February 16 and August 16 of each year, until the earlier of (i) termination of the Purchase Plan and (ii) the date that all shares authorized to be delivered under the Purchase Plan have been so delivered.

     A participant may elect to contribute a stated percentage of his or her compensation at a rate of not less than 1% or more than 10% of his or her base pay during each payroll period in the purchase period. No participant may, however, purchase more than $25,000 fair market value of Common Stock in any calendar year under the Purchase Plan.

     Participants have no right to acquire shares of the Company upon termination of their employment. Upon termination of a participant's employment for any reason on or prior to the last business day of the offering, the balance in the participant's account shall be paid to the participant or his or her estate.

     The Board of Directors or the Compensation Committee may at any time suspend, amend or terminate the Purchase Plan; provided, however, that the Board may not amend the Purchase Plan without appropriate shareholder approval if such approval is required by Section 423 of the Code, Rule 16b-3 under the Exchange Act, or any successor rule or other applicable law.

     Neither payroll deductions credited to a participant's account nor any rights with regard to the purchase of shares of Common Stock under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant, other than by will or the laws of descent and distribution. The Company may treat any such act as an election to withdraw from the Purchase Plan.

     As of March 31, 1997, the last reported price per share of Common Stock on the Nasdaq National Market was $16.00.

     Federal Income Tax Consequences. The Company intends that the Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. As such, a qualified participant will not be subject to federal income tax on the discounted price of shares of Common Stock purchased pursuant to the Purchase Plan at the time such participant receives such shares. The participant will, however, be subject to federal income tax at the time he or she disposes of such shares.

     If a participant holds the shares of Common Stock purchased pursuant to the Purchase Plan for at least one year from the date such shares were transferred to him or her and two years from commencement of the offering in which such shares were purchased, and if the participant has been an employee of the Company at all times from such commencement of the offering through the date that is three months before the purchase date, the participant generally will be subject to federal income tax on the subsequent disposition of such shares or his or her death at ordinary income rates on the lesser of (i) the excess of the fair market value of the shares as of the first business day of the six-month offering period in which such shares were purchased over the price paid for such shares and (ii) the excess of the fair market value of such shares as of the date of disposition over the price paid for such shares. Any additional gain will be taxed as capital gain. The Company will not be entitled to take a deduction for any amount under these circumstances.

     If, however, a participant disposes of shares of Common Stock within the periods described above, the participant will be subject to federal income tax at the time of disposition on the excess of the fair market value of such shares as of the date of purchase over the purchase price paid for such shares at ordinary income tax rates. Any additional gain will be taxed as capital gain. The Company will be entitled to take a deduction equal to the ordinary income recognized by the participant.

                                    AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

                            EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. W. F. Doring & Co., Jersey City, New Jersey will distribute proxy materials to beneficial owners and may solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay W. F. Doring & Co. a fee of $4,000 to cover its services and will reimburse W. F. Doring & Co. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitation may be by personal interview, telephone and telegram by Directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF SHAREHOLDERS

     For proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1998 Annual Meeting of Shareholders, such proposals must be received by the Secretary of Wall Data by December 17, 1997.

                                 ANNUAL REPORT

     Copies of the Company's 1996 Summary Annual Report and Form 10-K for the fiscal year ended December 31, 1996 are being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving such documents may obtain them without charge by writing or calling Investor Relations, Wall Data Incorporated, 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931, telephone
(800) 755-9255.

                                          By Order of the Board of Directors

                                          /s/ ALEXANDRA A. BROOKSHIRE
                                          ALEXANDRA A. BROOKSHIRE
                                          Vice President and Secretary

Kirkland, Washington
April 16, 1997

PROXY

                             WALL DATA INCORPORATED

      PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 29, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James Simpson, John R. Wall and Alexandra A. Brookshire, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Wall Data Incorporated held of record by the undersigned on March 31, 1997, at the Annual Meeting of Shareholders to be held on May 29, 1997, or any adjournment or postponement thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

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
                                                        Please mark
                                                        your votes as
                                                        indicated in
                                                        this example.    [ X ]


1. ELECTION OF DIRECTORS. Election of the following nominees to serve as Directors for three-year terms or until their respective successors are elected and qualified:

   FOR all nominees    WITHHOLD AUTHORITY to vote for all nominees

        [  ]                            [  ]

   Nominees: John R. Wall
             Robert J. Frankenberg
             Jeffrey A. Heimbuck



   INSTRUCTION: To withhold authority to vote for any individual nominee, print nominee's name in the following space:
                                                -------------------------

2. EMPLOYEE STOCK PURCHASE PLAN. Approve an amendment to the Wall Data Incorporated Employee Stock Purchase Plan to increase the number of shares issuable pursuant to such plan.

      FOR          AGAINST        ABSTAIN

      [  ]           [  ]           [  ]

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by the undersigned.


   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN
   ITEM 1 AND "FOR" IN ITEM 2.

                                YOUR VOTE IS IMPORTANT. PROMPT RETURN OF
                                THIS PROXY CARD WILL HELP SAVE THE EXPENSE
                                OF ADDITIONAL SOLICITATION EFFORTS.


Signature(s)_______________________________________________ Dated________, 1997
Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

_______________________________________________________________________________

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